EXHIBIT 99.1

Press Release

For Immediate News Release

May 10, 2004

Mission West Properties, Inc. Announces Appointment of New Independent Auditors

and AMEX Accepts Mission West Properties, Inc. Plan For Reaching Compliance

Cupertino, CA – Mission West Properties, Inc. (AMEX/PCX: MSW) announced today that the audit committee of the board of directors has approved the appointment of BDO Seidman, LLP as the Company’s new independent accountants.

The Company has been working closely with the American Stock Exchange (“Amex”) since the filing of its Form 8-K announcing the resignation of PricewaterhouseCoopers, LLP (“PwC”) as its independent accountants in late January 2004. The appointment of new independent accountants was the critical factor in becoming compliant and based on the current information available to BDO Seidman, LLP they have advised that they believe all necessary audit requirements of the Amex can be met per the Plan. BDO Seidman, LLP issuance of new audit reports and filing of the Company’s past-due reports on Form 10-K and Form 10-Q will be dependent upon a number of factors including the amount of cooperation BDO Seidman, LLP receives from PwC, such as access to PwC’s work papers for prior periods.

On March 19, 2004 the Company received notice from the Amex staff indicating that the Company is below certain of the Amex’s continued listing standards due to the Company’s non-compliance with its Securities and Exchange Commission filing obligations, as set forth in Section 1003(d) of the Amex Company Guide as a result of PwC resigning as its independent accountants and the failure to timely file the Company’s Form 10-K for the year 2003. With the appointment of new independent accountants this week, the Company believes that it will be compliant with all requirements by late July 2004. The Company was afforded the opportunity to submit a plan of compliance to the Amex and on April 20, 2004 presented its Plan to the Amex. On April 28, 2004 the Amex notified the Company that it accepted the Company’s Plan of compliance and granted the Company an extension until August 1, 2004 to regain compliance with the continued listing standards. The Company will be subject to periodic review by the Amex staff during the extension period. Failure to make progress consistent with the Plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

Mission West Properties, Inc. operates as a self-managed, self-administered and fully integrated REIT engaged in the management, leasing, marketing, development and acquisition of commercial R&D properties, primarily located in the Silicon Valley portion of the San Francisco Bay Area. Currently, the Company manages 109 properties totaling approximately 7.9 million square feet. For additional information, please contact Investor Relations at 408-725-0700.

The matters described herein contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as “will”, “anticipate”, “estimate”, “expect”, “intends”, or similar words. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, the ability to complete acquisitions under the Company’s Berg Land Holdings Option Agreement with the Berg Group, changing economic and real estate industry conditions, leasing risk, rollover risk, tenant credit risk, interest rate risk, and other factors detailed in the Company’s registration statements, and periodic filings with the Securities & Exchange Commission.